ROO GROUP, INC.
                                AMENDMENT TO THE
                       CERTIFICATE OF DESIGNATION, POWERS,
                            PREFERENCES AND RIGHTS OF
                            SERIES A PREFERRED STOCK

         Pursuant to Section 151 of the Delaware General Corporation Law

      The undersigned, the Chief Executive Officer of ROO Group, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

      1. On March 9, 2005, the Corporation executed a Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock (the "Series A Certificate of Designation"). The date of filing the Series A Certificate of Designation with the Secretary of State of Delaware was March 9, 2005.

      2. Section 5.1 of the Series A Certificate of Designation is hereby superceded and replaced as follows:

      "5.1 Conversion Right.

            (a) Beginning two (2) years from the date of issuance of the Series A Preferred Stock each holder of Series A Preferred Stock may, from time to time, convert any or all of such holder's shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock in an amount equal to two (2) shares of Common Stock for each one (1) share of Series A Preferred Stock surrendered. Notwithstanding the foregoing, a holder may not convert any share of Series A Preferred Stock if the market price of the Common Stock is below $3.00 per share.

            (b) If prior to two (2) years from the date of issuance of the Series A Preferred Stock there is a sale, conveyance or disposition of all or substantially all of the assets of the Corporation, an effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or a consolidation, merger or other business combination of the Corporation with or into any other individual, corporation, limited liability company, partnership, association, trust or other entity or organization where the Corporation is not the survivor, then immediately prior to the occurrence of any such event each holder of Series A Preferred Stock may convert any or all of such holder's shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock in accordance with Section 5.1."

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      4. The foregoing amendments of the Series A Certificate of Designation have been duly adopted by the unanimous written consent of the Corporation's Board of Directors and a majority of the holders of the Corporation's Series A Preferred Stock in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock to be signed by Robert Petty, its Chief Executive Officer, this 29th day of September 2005.

                                         ROO GROUP, INC.


                                         By: /s/ Robert Petty
                                         ---------------------------------------
                                         Robert Petty
                                         Chief Executive Officer